News Release

AGL Resources Reports Record 2014 Earnings

•	2014 EPS from continuing operations of $4.71, an increase of 92% over 2013 EPS of $2.45
•	2014 EPS excluding wholesale services of $2.55 compared to $2.47 in 2013
•	Dividend increase of 4.1% announced on 2/3/15
•	2015 EPS guidance initiated at $2.70-$2.90 on a consolidated basis, and $2.65-$2.75 excluding wholesale services
•	3-year EPS CAGR target raised to 5% - 8%; 5-year EPS CAGR target raised to 6% - 9%

ATLANTA, February 11, 2015 -- AGL Resources Inc. (NYSE: GAS) today reported 2014 income from continuing operations attributable to AGL Resources Inc. of $562 million, or $4.71 per diluted share, compared to $290 million, or $2.45 per diluted share in 2013. For the fourth quarter of 2014, income from continuing operations attributable to AGL Resources Inc. was $148 million, or $1.24 per diluted share, compared to $73 million and diluted EPS of $0.61 in the fourth quarter of 2013.

2014 net income attributable to AGL Resources Inc. was $482 million, or $4.04 per diluted share, compared to $295 million, or $2.49 per diluted share in 2013. Full-year 2014 consolidated GAAP EPS was impacted by $(0.67) related primarily to taxes on the sale of Tropical Shipping, which closed in 2014.

“Our record financial performance in 2014 was driven by outstanding results in our wholesale services segment, as well as solid growth from our utilities. Earnings in the wholesale business in 2013 and 2012 were muted by mark-to-market accounting losses, but our 2014 results reflect the recognition of prior-period economic earnings generation, as well as strong commercial activity generated during the year and mark-to-market hedge gains. The year-over-year improvement in results from our regulated utilities was driven by higher customer usage and customer growth, our ongoing infrastructure investment initiatives, significantly colder-than-normal weather in the first quarter of 2014 and lower depreciation expense,” said John W. Somerhalder II, chairman, president and chief executive officer of AGL Resources. “Our retail business performed well operationally during the year, but results were impacted by temporal hedge losses and inventory adjustments of $16 million that we expect to realize in 2015.”

Somerhalder continued, “We successfully executed on several key business priorities during 2014, including the sale of Tropical Shipping, our announcement to invest in three major interstate pipelines and the continuation of prudent capital deployment at our utilities. Based on those and other factors, we have confidence in the strength of our business as we move into 2015, and we will continue to seek further revenue growth and expense reduction opportunities across all segments. We are initiating 2015 consolidated earnings per share guidance of $2.70 to $2.90, excluding mark-to-market movements during 2015. When excluding the wholesale services segment, we expect EPS in the range of $2.65 to $2.75 for 2015.  The midpoint of this range represents an increase of 6% over normalized 2014 results. We are increasing our 3-year EPS growth target to a range of 5% to 8%, and our 5-year growth target to a range of 6% to 9%. The higher targets are driven by increased infrastructure spending and rate base investments, the three interstate pipeline investments we announced in 2014 and increased customer growth.”

Fourth Quarter and Full-Year EPS and Adjusted EPS

	Fourth quarter			Full year
Diluted EPS	4Q14	4Q13	Variance	2014	2013	Variance
Consolidated GAAP	$1.24	$0.65	$0.59	$4.04	$2.49	$1.55
Continuing operations (1)	1.24	0.61	0.63	4.71	2.45	2.26
Adjusted (2)	$0.66	$0.75	$(0.09)	$2.55	$2.47	$0.08
(1)	Excludes discontinued operations, primarily Tropical Shipping, the sale of which resulted in diluted EPS reduction of $0.67 for 2014.
(2)	Excludes discontinued operations and wholesale services.

Fourth Quarter and Full-Year EBIT Results by Segment for Continuing Operations
(in millions)
Segment	4Q14 EBIT	4Q13 EBIT	Variance	2014 EBIT	2013 EBIT	Variance	% FY14 Operating EBIT Contribution (1)
Distribution operations	$153	$159	$(6)	$581	$546	$35	51%
Retail operations (2)	30	46	(16)	132	132	-	12
Wholesale services	114	(27)	141	422	(3)	425	37
Midstream operations	(3)	(11)	8	(17)	(10)	(7)	n/a
Other (3)	(2)	(3)	1	(9)	(10)	1	n/a
Total	$292	$164	$128	$1,109	$655	$454	100%
(1)
The 2014 percentages are a result of the significantly higher than normal commercial activity and mark-to-market hedge gains at wholesale services. These results are not indicative of future performance.

(2)	Before minority interest of $18 million for YTD 2014 and 2013.
(3)	Includes investment in Triton, which was formerly reported in the cargo shipping segment before the sale of Tropical Shipping.

Each segment reported results equal to, or higher than, the prior year, with the exception of midstream operations.  The primary drivers of the year-over-year $2.26 increase in diluted EPS from continuing operations for the full-year 2014 include the following:
•
Wholesale services EBIT of $422 million in 2014 compared to $(3) million in 2013. Strong results driven by commercial activity of $444 million during 2014 compared to $129 million in 2013 and hedge gains, net of LOCOM, of $57 million in 2014 compared to net hedge losses of $(90) million in 2013. Year-to-year variances are due primarily to volatility associated with transportation and storage positions, particularly in the Northeast and Midwest regions;

•
Distribution operations EBIT of $581 million compared to $546 million in 2013. Improvement was driven by higher customer usage and growth that was greater by $22 million compared to 2013. Further, significantly colder-than-normal weather increased year-over-year results by $8 million and $20 million versus normal weather. The distribution segment also benefitted from 2014 depreciation expense that was lower than the prior year by $22 million primarily related to a lower composite rate that went into effect for Nicor Gas in August 2013;

•
Retail operations EBIT of $132 million in 2014, equal to 2013 results for the segment. Significantly colder-than-normal weather increased year-over-year results by $5 million and $14 million versus normal weather. These positive results were offset by $(16) million of mark-to-market hedge losses and LOCOM that are expected to be recaptured in 2015;

•	Midstream operations EBIT of $(17) million in 2014 compared to $(10) million in 2013. The main variance was a one-time $10 million true-up of retained fuel at one of the company’s storage facilities.

The primary drivers of the $0.63 increase in diluted EPS from continuing operations for the fourth quarter of 2014 compared to the fourth quarter of 2013 were mark-to-market hedge movements, net of LOCOM, in the company’s wholesale services segment and the absence of the 2013 impairment loss related to the Sawgrass Storage project in the midstream operations segment:
•
Wholesale services EBIT of $114 million in the 4Q14 compared to $(27) million in 4Q13. Strong results driven by hedge gains, net of LOCOM, of $84 million in 2014 compared to net hedge losses of $(72) million in 2013;

•
The strong quarterly results at wholesale were offset slightly by 4Q14 EBIT from the retail operations segment that was $16 million lower than in 4Q13. The decline was due to $(16) million of mark-to-market hedge losses and LOCOM that are expected to be recaptured in 2015.

INTEREST EXPENSE, INCOME TAXES AND MINORITY INTEREST

•	Interest expense was $179 million for 2014, an increase of $9 million compared to 2013, mainly due to the issuance of long-term debt in May 2013.
•	Income tax expense from continuing operations for 2014 was $350 million, compared to $177 million for 2013, primarily due to higher earnings relative to the prior year.
•
Net income attributable to minority interest was $18 million in 2014 and 2013. This reflects the 15% share earnings attributable to our SouthStar Energy Services joint venture partner (Piedmont Natural Gas).

2015 EARNINGS GUIDANCE

AGL Resources expects its consolidated diluted EPS in 2015 to be in the range of $2.70 to $2.90, excluding mark-to-market hedge movements in 2015. Adjusted 2015 earnings per share excluding wholesale services are expected to be in the range of $2.65 to $2.75. Adjusted EPS guidance excludes the wholesale services segment to remove earnings volatility created by mark-to-market accounting in this segment, and to better describe the underlying earnings drivers and results from our other operating segments (distribution operations, retail operations and midstream operations).

Key assumptions for EPS guidance include the following:
•	Normal weather
•	Interest expense of $175 million to $180 million
•	Pension expense of $45 million to $49 million (before capitalizations)
•	Average diluted shares outstanding of 120.3 million
•	Effective tax rate of 37.9%
•	Successful implementation of regulatory infrastructure and rate programs

Specific EBIT expectations for each segment are as follows:
•	Distribution Operations: $570 million to $585 million
•	Retail Operations: $155 million to $170 million
•	Wholesale Services: $15 million to $25 million (GAAP forecast exclusive of mark-to-market)
•	Midstream Operations: $(12) million to $(16) million
•	Corporate: $(6) million to $(8) million

The wholesale services segment is expected to generate economic earnings of $50 million in 2015. However, EPS on a GAAP basis in the wholesale services segment is expected to be approximately $0.10 per share, reflecting the offset of hedge gains in 2014 related to 2015 transactions. This estimate excludes mark-to-market movements that may impact EPS in 2015. Reported EBIT for the wholesale services segment will be provided each quarter along with a reconciliation to economic earnings.

Due to the volatility in reported GAAP earnings related to mark-to-market accounting, management calculates “economic earnings” in relation to EBIT as an important metric to assess earnings generated during the year in the wholesale services segment. The economic earnings metric adjusts wholesale services’ EBIT reported on a GAAP basis by excluding mark-to-market accounting adjustments recorded during the current period, offset by mark-to-market accounting adjustments reported in prior periods related to Sequent’s natural gas transportation portfolio. Economic earnings further reflect the changes in wholesale services’ storage roll-out value and the 2014 gain on the sale of Compass Energy. Using this measure, wholesale services had a very strong year in 2014, with $277 million of economic earnings, compared to economic earnings of $69 million in 2013. A reconciliation of economic earnings to EBIT can be found at the end of this release.

Unanticipated changes in these events or other circumstances could materially impact earnings, and could result in earnings for 2015 significantly above or below this guidance. Factors that could cause such changes are described below in Forward-Looking Statements and in other company documents on file with the Securities and Exchange Commission.

EARNINGS CONFERENCE CALL/WEBCAST

AGL Resources will hold a conference call to discuss its fourth quarter and year-end 2014 results on February 12, 2015, at 9 a.m. Eastern Time. The conference call will be webcast and can be accessed via the Investor Relations section of the company's website (www.aglresources.com). Participants also may listen via telephone by dialing 877.415.3179 if calling from the U.S., or 857.244.7322 if dialing from outside of the U.S. (Passcode: 92520192). For participants on the telephone, please place your call 10 minutes prior to the start of the call. The webcast will be archived on the Investor Relations section of the company’s website. A telephone replay will be available for seven days following the call and can be accessed by dialing 888.286.8010 from the U.S., or 617.801.6888 from outside of the U.S. (Passcode: 76042969).

About AGL Resources
AGL Resources (NYSE: GAS) is an Atlanta-based energy services holding company with operations in natural gas distribution, retail operations, wholesale services and midstream operations. AGL Resources serves approximately 4.5 million utility customers through its regulated distribution subsidiaries in seven states. The company also serves approximately 630,000 retail energy customers and approximately 1.2 million customer service contracts through its SouthStar Energy Services joint venture and Pivotal Home Solutions, which market natural gas and related home services. Other non-utility businesses include asset management for natural gas wholesale customers through Sequent Energy Management and ownership and operation of natural gas storage facilities. AGL Resources is a member of the S&P 500 Index.

Forward-Looking Statements

This press release contains forward-looking statements. Forward-looking statements include matters that are not historical facts, such as statements regarding our future operations, prospects, strategies, financial condition, economic performance (including growth and earnings), industry conditions and demand for our products and services. Because these statements involve anticipated events or conditions, forward-looking statements often include words such as "anticipate," "assume," "believe," "can," "could," "estimate," "expect," "forecast," "future," "goal," "indicate," "intend," "may," "outlook," "plan," "potential," "predict," "project," "seek," "should," "target," "would," or similar expressions. Forward-looking statements contained in this press release include, without limitation, the quote from John W. Somerhalder II, statements on when we expect to realize earnings in the future related to our mark-to-market hedge movements associated with wholesale services’ transportation portfolio and storage withdrawal schedule, our segment EBIT expectations and our 2015 earnings guidance and related expectations and assumptions.

Actual results may differ materially from those suggested by the forward-looking statements for a number of reasons including, but not limited to, changes in price, supply and demand for natural gas and related products; the impact of changes in state and federal legislation and regulation including any changes related to climate change; actions taken by government agencies on rates and other matters; concentration of credit risk; utility and energy industry consolidation; the impact on cost and timeliness of construction projects by government and other approvals, development project delays, adequacy of supply of diversified vendors, unexpected change in project costs, including the cost of funds to finance these projects; limits on pipeline capacity; the impact of acquisitions and divestitures; our ability to successfully fully integrate operations that we have or may acquire or develop in the future, direct or indirect effects on our business, financial condition or liquidity resulting from any change in our credit ratings, or any change in the credit ratings of our counterparties or competitors; interest rate fluctuations; financial market conditions, including disruptions in the capital markets and lending environment; general economic conditions; uncertainties about environmental issues and the related impact of such issues, including our environmental remediation plans; the impact of changes in weather, including climate change, on the temperature-sensitive portions of our business; the impact of natural disasters, such as hurricanes, on the supply and price of natural gas; acts of war or terrorism; the outcome of litigation; and other factors which are provided in detail in our filings with the Securities and Exchange Commission, which we incorporate by reference in this press release. Forward-looking statements are only as of the date they are made. We disclaim any obligation to publicly revise any forward-looking statement, whether as a result of future events, new information or otherwise, except as required under United States federal securities law.

Supplemental Information

Company management evaluates segment financial performance based on operating margin and earnings before interest and taxes (EBIT), which include the effects of corporate expense allocations. The company believes EBIT is a useful measurement of its performance because it provides information that can be used to evaluate the effectiveness of its businesses from an operational perspective, exclusive of the costs to finance those activities and exclusive of income taxes, neither of which is directly relevant to the efficiency of those operations.

Operating margin is a non-GAAP measure calculated as operating revenues minus cost of goods sold and revenue taxes, excluding operation and maintenance expense, depreciation and amortization, certain taxes other than income taxes, and gains or losses on the sale of assets, if any. These items are included in the company's calculation of operating income. The company believes operating margin is a better indicator than operating revenues of the contribution resulting from customer growth, since cost of gas and revenue taxes are generally passed directly through to customers.

In addition, in this press release AGL Resources has presented a non-GAAP measure of adjusted earnings per share (EPS) that excludes the impact of our wholesale services segment and our discontinued operations. The company believes presenting EPS excluding wholesale services provides investors with an additional measure of operating performance excluding the volatility effects resulting from mark-to-market and LOCOM accounting adjustments in the wholesale services segment. In addition, income (loss) related to the sale of Tropical Shipping is reflected as discontinued operations, and the company believes excluding the impacts of discontinued operations provides a more accurate view of earnings from continuing operations. Details related to these adjustments are included in the management discussion and analysis section of our Annual Report on Form 10-K.

Operating margin and adjusted EPS should not be considered as alternatives to, or more meaningful indicators of, the company's operating performance than net income attributable to AGL Resources Inc., operating income or EPS as determined in accordance with GAAP. In addition, the company's operating margin and adjusted EPS may not be comparable to similarly titled measures of another company. Reconciliation of non-GAAP financial measures referenced in this press release and otherwise in the earnings conference call and webcast is attached to this release and available on the company's Web site at http://www.aglresources.com/ under the Investor Relations section.

 AGL RESOURCES INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(UNAUDITED)

	Three months ended December 31,			Twelve months ended December 31,
In millions, except per share amounts	2014	2013	Fav/ (Unfav)	2014	2013	Fav/ (Unfav)
Operating revenues (include revenue taxes of $30 and $133 for the three and twelve months in 2014 and $29 and $112 for the three and twelve months in 2013)	$1,445	$1,218	$227	$5,385	$4,209	$1,176
Operating expenses
Cost of goods sold	765	663	(102)	2,765	2,110	(655)
Operation and maintenance	246	253	7	939	887	(52)
Depreciation and amortization	99	88	(11)	380	397	17
Taxes other than income taxes	48	48	-	208	187	(21)
Total operating expenses	1,158	1,052	(106)	4,292	3,581	(711)
(Loss) gain on disposition of assets	(1)	-	(1)	2	11	(9)
Operating income	286	166	120	1,095	639	456
Other income (expense)	6	(2)	8	14	16	(2)
Interest expense, net	(44)	(44)	-	(179)	(170)	(9)
Earnings before income taxes	248	120	128	930	485	445
Income tax expense	96	40	(56)	350	177	(173)
Income from continuing operations	152	80	72	580	308	272
Income (loss) from discontinued operations, net of tax	-	4	(4)	(80)	5	(85)
Net income	152	84	68	500	313	187
Less net income attributable to the noncontrolling interest	4	7	(3)	18	18	-
Net income attributable to AGL Resources Inc.	$148	$77	$71	$482	$295	$187
Amounts attributable to AGL Resources Inc.
Income from continuing operations attributable to AGL Resources Inc.	$148	$73	$75	$562	$290	$272
Income (loss) from discontinued operations, net of tax	-	4	(4)	(80)	5	(85)
Net income attributable to AGL Resources Inc.	$148	$77	$71	$482	$295	$187
Basic earnings (loss) per common share
Continuing operations	$1.24	$0.61	$0.63	$4.73	$2.46	$2.27
Discontinued operations	-	0.04	(0.04)	(0.67)	0.04	(0.71)
Basic earnings per common share attributable to AGL Resources Inc. common shareholders	$1.24	$0.65	$0.59	$4.06	$2.50	$1.56
Diluted earnings (loss) per common share
Continuing operations	$1.24	$0.61	$0.63	$4.71	$2.45	$2.26
Discontinued operations	-	0.04	(0.04)	(0.67)	0.04	(0.71)
Diluted earnings per common share attributable to AGL Resources Inc. common shareholders	$1.24	$0.65	$0.59	$4.04	$2.49	$1.55
Weighted average shares outstanding
Basic	119.1	118.3	(0.8)	118.8	117.9	(0.9)
Diluted	119.5	118.7	(0.8)	119.2	118.3	(0.9)

AGL Resources Inc.
Reconciliation of Earnings per Share to Adjusted Earnings per Share
 (Unaudited)

Adjusted to exclude wholesale services and discontinued operations:

	Three months ended December 31,		Twelve months ended December 31,
	2014	2013	2014	2013
Basic earnings (loss) per share - consolidated	$1.24	$0.65	$4.06	$2.50
Less: Wholesale services (per share)	0.58	(0.14)	2.17	(0.02)
Less: Discontinued operations (per share)	-	0.04	(0.67)	0.04
Basic earnings per share – adjusted for wholesale services and discontinued operations	$0.66	$0.75	$2.56	$2.48

	Three months ended December 31,		Twelve months ended December 31,
	2014	2013	2014	2013
Diluted earnings (loss) per share - consolidated	$1.24	$0.65	$4.04	$2.49
Less: Wholesale services (per share)	0.58	(0.14)	2.16	(0.02)
Less: Discontinued operations (per share)	-	0.04	(0.67)	0.04
Diluted earnings per share – adjusted for wholesale services and discontinued operations	$0.66	$0.75	$2.55	$2.47

AGL Resources Inc.
Reconciliation of Wholesale Services’ Reported EBIT to Economic Earnings
(Unaudited)

	Three months ended December 31,		Twelve months ended December 31,
	2014	2013	2014	2013
Wholesale services EBIT reported on a GAAP basis (1)	$114	$(27)	$422	$(14)
Current quarter and prior year-end realized storage roll-out, net	(21)	5	(31)	-
Current transportation and hedge movement, net of prior period hedge offset	(85)	40	(106)	83
Deferred incentive compensation	(8)	-	(8)	-
Economic Earnings	$-	$18	$277	$69
(1) 2013 excludes $11 million gain the sale of Compass Energy in May 2013; 2014 includes a $3 million payment related to the settlement of an earn out provision from the sale.

Contacts:

Financial
Sarah Stashak
Director, Investor Relations
Office: 404-584-4577
sstashak@aglresources.com

Media
Tami Gerke
Director, External Communications
Office: 404-584-3873
tgerke@aglresources.com